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                                  Exhibit 99.1

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TAB ANNOUNCES SALE OF THE FIELD SERVICES GROUP TO INDUSTRY LEADER IN PROVIDING
WORLDWIDE SERVICES

Palo Alto, CA, May 21, 1999 -- TAB Products Co. (AMEX:TBP), the experts in document management, today announced an agreement to sell its Field Services Group to Bell & Howell Company (NYSE:BHW), a leader in the delivery of information solutions and services. This transaction enables TAB to re-deploy its capital to support the company's strategic business model, to offer high-level document management solutions in the Fortune 1000 and Russell 2000 customer base. It is expected the transaction will close at the beginning of June 1999.

The Field Services Group has provided warranty support and maintenance and repair services for optical storage systems for 15 years. They have developed a strong reputation for quality service that will enhance the Bell & Howell offering. The Field Services Group's clients are expected to benefit even more from the investment that Bell & Howell has already made in this marketplace.

"This is a great strategic fit for the Field Services Group," said Philip C. Kantz, President and CEO of TAB. "With the strong leadership of Marty H. Evans, general manager, Field Services Group, the business has grown and maintained its reputation for quality. At the same time it is requiring a greater proportion of capital to maintain this growth. Bell & Howell already has a significant investment and presence in this marketplace giving the combined operations important scale."

This transaction serves to better direct TAB's energy towards the core of the business, addressing the opportunity presented by the convergence of paper, image and digital information. TAB will more aggressively invest in solutions for its clients' document management requirements that include professional services, imaging services technology and Internet-enabled support.

"The sale of the Field Services Group permits TAB to deploy the proceeds to enhance its effectiveness in delivering value added document management solutions. TAB is no longer just an office products company," said Mr. Kantz. "The recent announcement of our partnership with ImageMax, new releases of TABQUIK and FileTracker software and the growth in our professional services projects defines our role in the convergence of paper, image and digital document management solutions," he added.

Even though there will be financial effects to the top line revenue and earnings as a result of this sale, TAB will gain in the long term by permitting management to focus on the suite of products and services supporting its strategic plan and the implementation of the strategy through expanding channels of distribution.

TAB Products Co. (AMEX:TBP), a leading document management company, provides efficient solutions that enable its customers to organize, control and find their critical documents. TAB leverages its knowledge of paper-based systems with expertise in emerging digital document management technologies. Headquartered in Palo Alto, California, TAB employs over 1,200 people with offices in the United States, Canada, Europe and Australia. With over 50 years of experience in document management, TAB serves customers in a variety of industries including Finance, Healthcare, Government and Insurance. Additional information can be found at www.tab.com.